Exhibit 99.1

Astoria Financial Corporation Announces Retirement Of Gerard C. Keegan

LAKE SUCCESS, N.Y., Jan. 27, 2017 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria", or the "Company"), the holding company for Astoria Bank (the "Bank") today announced that effective March 31, 2017, Gerard C. Keegan, Vice Chairman, Senior Executive Vice President & Chief Operating Officer of Astoria Financial Corporation and Astoria Bank will be retiring as an Executive Officer of both organizations. Mr. Keegan will continue to serve as a Director on the Boards of both Astoria and the Bank.

Mr. Keegan, who began his banking career at The Greater New York Savings Bank in March 1971, has held various positions of increasing responsibility leading to his current functional role as Chief Operating Officer, overseeing the Operating Division of the Bank, comprised of Retail Banking (including Marketing and Banking Operations), Business Banking, Multi-Family/Commercial Real Estate Lending and Residential Mortgage Lending.

Commenting on the announcement, Monte N. Redman, President and Chief Executive Officer of Astoria stated "As a key member of Astoria's leadership team, Jerry's significant contributions have been instrumental in helping Astoria Bank grow into one of the premiere banks on Long Island, with a reputation for extensive community involvement. With over 45 years of valuable and loyal service, Jerry's long history of executive management and leadership will surely be missed. Please join me in wishing him well in his retirement."

About Astoria Financial Corporation Astoria Financial Corporation, with assets of $14.6 billion, is the holding company for Astoria Bank. Established in 1888, Astoria Bank, with deposits in New York totaling $8.9 billion, is the second largest thrift depository in New York and provides its retail and business customers and local communities it serves with quality financial products and services through 88 convenient banking branch locations, a business banking office in Manhattan, and multiple delivery channels, including its flexible mobile banking app. Astoria Bank commands a significant deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Bank originates multi-family and commercial real estate loans, primarily on rent controlled and rent stabilized apartment buildings, located in New York City and the surrounding metropolitan area and originates residential mortgage loans through its banking and loan production offices in New York, a broker network in four states, primarily along the East Coast, and correspondent relationships covering 13 states and the District of Columbia.

CONTACT: Theodore S. Ayvas, Vice President, Investor Relations, 516-327-7877, ir@astoriabank.com